Exhibit 99.2

Third Quarter 2013 Results

October 15, 2013

Investor Presentation

2013 vs. 2012 P&L Summary – Third Quarter

Third Quarter

     2013 2013 2012 Non GAAP (a) Reported Reported

Revenue $ 3,490.5 $ 3,490.5 $ 3,406.6

EBITA (a) (b) 433.3 (c) 405.2 414.6

Margin % 12.4% (c) 11.6% 12.2%

Amortization of Intangibles 25.8 25.8 27.3

Operating Income (a) $ 407.5 (d) $ 379.4 $ 387.3

Margin % 11.7% (d) 10.9% 11.4%

(a) 2013 “Non GAAP” amounts are non-GAAP financial measures. To present the effect of the expenses incurred in connection with Omnicom’s proposed merger with Publicis Group SA (“Publicis”), these expenses, which are comprised primarily of professional fees, have been excluded from these amounts. See the 2013 “Reported” amounts on this page for the GAAP presentation and page 24 for the reconciliation of non-GAAP measures.

(b) EBITA is a non-GAAP financial measure. See page 30 for the definition of this measure and page 25 for the reconciliation of non-GAAP measures.

(c) 2013 “Non GAAP” EBITA has been adjusted to exclude the impact of $28.1 million of expenses related to Omnicom’s proposed merger with Publicis. The 2013 “Non GAAP” EBITA margin % reflects the impact of this adjustment.

(d) 2013 “Non GAAP” Operating Income has been adjusted to exclude the impact of $28.1 million of pre-tax expenses related to Omnicom’s proposed merger with Publicis. The 2013 “Non GAAP” Operating Income margin % reflects the impact of this adjustment.

October 15, 2013 1

2013 vs. 2012 P&L Summary – Third Quarter

Third Quarter

     2013 2013 2012 Non GAAP (a) Reported Reported

Operating Income (a) $ 407.5 (b) $ 379.4 $ 387.3

Net Interest Expense 42.8 42.8 40.3

Income Taxes (a) 122.6 (c) 116.2 118.7

Tax Rate % 33.6% (c) 34.5% 34.2%

Income from Equity Method Investments 4.3 4.3 5.3 Noncontrolling Interests 28.7 28.7 29.7

Net Income - Omnicom Group(a) 217.7 (d) 196.0 203.9

(a) 2013 “Non GAAP” amounts are non-GAAP financial measures. To present the effect of the expenses incurred in connection with Omnicom’s proposed merger with Publicis, these expenses, which are comprised primarily of professional fees, and the associated impact on income taxes and net income have been excluded from these amounts.

See the 2013 “Reported” amounts on this page for the GAAP presentation and page 24 for the reconciliation of non-GAAP measures.

(b) 2013 “Non GAAP” Operating Income has been adjusted to exclude the impact of $28.1 million of pre-tax expenses related to Omnicom’s proposed merger with Publicis.

(c) 2013 “Non GAAP” Income Taxes has been adjusted to exclude the tax benefit of $6.4 million on the expenses incurred related to Omnicom’s proposed merger with Publicis. The 2013 “Non GAAP” Tax Rate % reflects the impact of this adjustment.

(d) 2013 “Non GAAP” Net Income – Omnicom Group has been adjusted to exclude the after-tax impact of $21.7 million on the expenses incurred related to Omnicom’s proposed merger with Publicis.

October 15, 2013 2

2013 vs. 2012 Earnings Per Share – Third Quarter

Third Quarter

     2013 2013 2012 Non GAAP (a) Reported Reported Net Income - Omnicom Group (a) $ 217.7 (b) $ 196.0 $ 203.9

Net Income allocated to Participating Securities (a) (5.4) (c) (4.8) (4.5) Net Income available for common shares (a) $ 212.3 (d) $ 191.2 $ 199.4

Diluted Shares (millions) 259.9 259.9 268.5

EPS - Diluted(a) $ 0.82 (e) $ 0.74 $ 0.74

Dividend Declared per Share $ 0.40 $ 0.40 $ 0.30

(a) 2013 “Non GAAP” amounts are non-GAAP financial measures. To present the effect of the expenses incurred in connection with Omnicom’s proposed merger with Publicis, these expenses, which are comprised primarily of professional fees, and the associated impact on income taxes, net income and EPS have been excluded from these amounts See the 2013 “Reported” amounts on this page for the GAAP presentation and page 24 for the reconciliation of non-GAAP measures.

(b) 2013 “Non GAAP” Net Income – Omnicom Group has been adjusted to exclude the after-tax impact of $21.7 million on the expenses incurred related to Omnicom’s proposed merger with Publicis.

(c) 2013 “Non GAAP” Net Income allocated to Participating Securities has been adjusted to exclude the participating securities share of the after-tax impact of the expenses related to Omnicom’s proposed merger with Publicis. This results in an increase of $0.6 million in the allocation for the period presented.

(d) 2013 “Non GAAP” Net Income available for common shares has been adjusted to exclude the after-tax impact to common shares of the expenses incurred related to Omnicom’s proposed merger with Publicis. This results in an increase of $21.1 million in the Net Income available for common shares for the period presented.

(e) 2013 “Non GAAP” EPS – Diluted has been adjusted to reflect the increase in Net Income available for common shares of $21.1 million from excluding the expenses incurred related to Omnicom’s proposed merger with Publicis. The increase in Net Income available for common shares results in an increase in EPS – Diluted of $0.08 per common share for the period presented.

October 15, 2013 3

2013 vs. 2012 P&L Summary – Year to Date

Year to Date

     2013 2013 2012 Non GAAP (a) Reported Reported

Revenue $ 10,526.4 $ 10,526.4 $ 10,274.8

EBITA (a) (b) 1,378.6 (c) 1,350.5 1,331.4

Margin % 13.1% (c) 12.8% 13.0%

Amortization of Intangibles 76.3 76.3 75.2

Operating Income (a) $ 1,302.3 (d) $ 1,274.2 $ 1,256.2

Margin % 12.4% (d) 12.1% 12.2%

(a) 2013 “Non GAAP" amounts are non-GAAP financial measures. These amounts exclude expenses incurred in connection with Omnicom’s proposed merger with Publicis, and are comprised primarily of professional fees. See the 2013 “Reported” amounts on this page for the GAAP presentation and page 24 for the reconciliation of non-GAAP measures.

(b) EBITA is a non-GAAP financial measure. See page 30 for the definition of this measure and page 25 for the reconciliation of non-GAAP measures.

(c) 2013 “Non GAAP” EBITA has been adjusted to exclude the impact of $28.1 million of expenses related to Omnicom’s proposed merger with Publicis. The 2013 “Non GAAP” EBITA margin % reflects the impact of this adjustment.

(d) 2013 “Non GAAP” Operating Income has been adjusted to exclude the impact of $28.1 million of pre-tax expenses related to Omnicom’s proposed merger with Publicis. The 2013 “Non GAAP” Operating Income margin % reflects the impact of this adjustment.

October 15, 2013 4

2013 vs. 2012 P&L Summary – Year to Date

Year to Date

     2013 2013 2012 Non GAAP (a) Reported Reported

Operating Income (a) $ 1,302.3 (b) $ 1,274.2 $ 1,256.2

Net Interest Expense 124.6 124.6 104.3

Income Taxes (a) 395.3 (c) 388.9 389.9

Tax Rate % 33.6% (c) 33.8% 33.8%

Income from Equity Method Investments 10.5 10.5 11.9 Noncontrolling Interests 80.5 80.5 82.7

Net Income - Omnicom Group (a) 712.4 (d) 690.7 691.2

(a) 2013 “Non GAAP” amounts are non-GAAP financial measures. To present the effect of the expenses incurred in connection with Omnicom’s proposed merger with Publicis, these expenses, which are comprised primarily of professional fees, and the associated impact on income taxes and net income have been excluded from these amounts.

See the 2013 “Reported” amounts on this page for the GAAP presentation and page 24 for the reconciliation of non-GAAP measures.

(b) 2013 “Non GAAP” Operating Income has been adjusted to exclude the impact of $28.1 million of pre-tax expenses related to Omnicom’s proposed merger with Publicis.

(c) 2013 “Non GAAP” Income Taxes has been adjusted to exclude the tax benefit of $6.4 million on the expenses incurred related to Omnicom’s proposed merger with Publicis. The 2013 “Non GAAP” Tax Rate % reflects the impact of this adjustment.

(d) 2013 “Non GAAP” Net Income – Omnicom Group has been adjusted to exclude the after-tax impact of $21.7 million on the expenses incurred related to Omnicom’s proposed merger with Publicis.

October 15, 2013 5

2013 vs. 2012 Earnings Per Share – Year to Date

Year to Date

     2013 2013 2012 Non GAAP (a) Reported Reported Net Income - Omnicom Group (a) $ 712.4 (b) $ 690.7 $ 691.2

Net Income allocated to Participating Securities (a) (18.7) (c) (18.1) (15.4) Net Income available for common shares (a) $ 693.7 (d) $ 672.6 $ 675.8

Diluted Shares (millions) 260.4 260.4 271.5

EPS - Diluted(a) $ 2.66 (e) $ 2.58 $ 2.49

Dividend Declared per Share $ 1.20 $ 1.20 $ 0.90

(a) 2013 “Non GAAP” amounts are non-GAAP financial measures. To present the effect of the expenses incurred in connection with Omnicom’s proposed merger with Publicis, these expenses, which are comprised primarily of professional fees, and the associated impact on income taxes, net income and EPS have been excluded from these amounts. See the 2013 “Reported” amounts on this page for the GAAP presentation and page 24 for the reconciliation of non-GAAP measures.

(b) 2013 “Non GAAP” Net Income – Omnicom Group has been adjusted to exclude the after-tax impact of $21.7 million on the expenses incurred related to Omnicom’s proposed merger with Publicis.

(c) 2013 “Non GAAP” Net Income allocated to Participating Securities has been adjusted to exclude the participating securities share of the after-tax impact of the expenses related to Omnicom’s proposed merger with Publicis. This results in an increase of $0.6 million in the allocation for the period presented.

(d) 2013 “Non GAAP” Net Income available for common shares has been adjusted to exclude the after-tax impact to common shares of the expenses incurred related to Omnicom’s proposed merger with Publicis. This results in an increase of $21.1 million in the Net Income available for common shares for the period presented.

(e) 2013 “Non GAAP” EPS – Diluted has been adjusted to reflect the increase in Net Income available for common shares of $21.1 million from excluding the expenses incurred related to Omnicom’s proposed merger with Publicis. The increase in Net Income available for common shares results in an increase in EPS – Diluted of $0.08 per common share for the period presented.

October 15, 2013 6

2013 Total Revenue Change

Third Quarter Year to Date

$ % $ %

Prior Period Revenue $ 3,406.6 $ 10,274.8

Foreign Exchange (FX) Impact (a) (21.7) -0.6% (59.9) -0.6%

Acquisition/Disposition Revenue (b) (34.2) -1.0% (23.1) -0.2%

Organic Revenue (c) 139.8 4.1% 334.6 3.2%

Current Period Revenue $ 3,490.5 2.5% $ 10,526.4 2.4%

(a) To calculate the FX impact, we first convert the current period’s local currency revenue using the average exchange rates from the equivalent prior period to arrive at constant currency revenue. The FX impact equals the difference between the current period revenue in U.S. dollars and the current period revenue in constant currency.

(b) Acquisition/Disposition revenue is the aggregate of the applicable prior period revenue of the acquired businesses. Netted against this number is the revenue of any business included in the prior period reported revenue that was disposed of subsequent to the prior period.

(c) Organic revenue is calculated by subtracting both the acquisition revenue and the FX impact from total revenue growth.

October 15, 2013 7

2013 Revenue by Discipline

Third Quarter Year to Date

Specialty Specialty 7.0% 7.5% PR PR

9.5% 9.4%

Advertising Advertising 47.1% 48.0%

CRM CRM 36.4% 35.1%

     % Organic % Organic $ Mix % Growth Growth (a) $ Mix % Growth Growth (a)

Advertising $ 1,644.4 3.0% 4.8% Advertising $ 5,055.9 3.9% 5.0% CRM 1,270.3 1.2% 2.3% CRM 3,698.4 -0.5% 0.4% PR 332.5 6.0% 4.6% PR 987.0 4.7% 3.4% Specialty 243.3 0.9% 8.3% Specialty 785.1 4.7% 5.7%

(a) “Organic Growth” reflects the year-over-year increase or decrease in revenue from the prior period, excluding the FX Impact and Acquisition/Disposition Revenue, as defined on page 7.

October 15, 2013 8

2013 Revenue by Geography

Third Quarter Year to Date

UK UK

     9.4% 9.1% Rest of Rest of World World 22.8% 22.9%

     Euro Euro Markets Markets 15.8% 15.7%

U.S. U.S. 52.0% 52.3%

October 15, 2013 9

2013 Revenue by Geography

Third Quarter Year to Date

     $ Mix $ Growth % Growth $ Mix $ Growth % Growth United States $ 1,815.5 $ 57.4 3.2% United States $ 5,511.1 $ 174.1 3.3%

Organic 88.4 5.0% Organic 209.6 3.9%

Acquisition (31.0) -1.8% Acquisition (35.5) -0.6%

International $ 1,675.0 $ 26.5 1.6% International $ 5,015.3 $ 77.5 1.6%

Organic 51.4 3.1% Organic 125.0 2.5%

Acquisition (3.2) -0.2% Acquisition 12.4 0.3%

FX (21.7) -1.3% FX (59.9) -1.2%

     %Organic %Organic $ Mix %Growth Growth (a) $ Mix %Growth Growth(a)

United States $ 1,815.5 3.2% 5.0% United States $ 5,511.1 3.3% 3.9%

Euro Currency Markets 551.9 4.5% -1.6% Euro Currency Markets 1,649.8 -0.2% -2.8% United Kingdom 327.6 4.2% 7.5% United Kingdom 957.5 5.0% 5.9%

Rest of World 795.5 -1.3% 4.5% Rest of World 2,408.0 1.5% 5.0%

(a) “Organic Growth” reflects the year-over-year increase or decrease in revenue from the prior period, excluding the FX Impact and Acquisition/Disposition Revenue, as defined on page 7.

October 15, 2013 10

2013 Revenue by Region

Third Quarter Year to Date

     Latin Africa Latin Africa America MidEast America MidEast 2.8% 1.6% 2.9% 1.6%

     Asia Asia Pacific Pacific 10.8% 11.0%

     North North Europe America Europe America 28.5% 56.1% 28.2% 56.5%

October 15, 2013 11

2013 Revenue by Region

Third Quarter Year to Date

     % Organic % Organic $ Mix % Growth Growth (a) $ Mix % Growth Growth(a)

North America $ 1,956.8 3.0% 4.9% North America $ 5,945.8 3.2% 3.9% Europe 995.9 4.9% 2.6% Europe 2,965.7 2.2% 1.0% Asia Pacific 385.3 -2.8% 3.9% Asia Pacific 1,135.5 0.7% 4.5% Latin America 97.6 -5.2% 4.5% Latin America 306.5 -1.0% 5.8%

Africa Mid East 54.9 -4.6% 2.0% Africa Mid East 172.9 1.0% 6.9%

(a) “Organic Growth” reflects the year-over-year increase or decrease in revenue from the prior period, excluding the FX Impact and Acquisition/Disposition Revenue, as defined on page 7.

October 15, 2013 12

Revenue by Industry

Third Quarter – 2013 Third Quarter – 2012

Growth

T&E Auto T&E Auto Auto -0.4%

     6% 9% 6% 9% Telcom Telcom

     6% Food & Beverage 5.5% 7% Consumer Consumer Products Products Tech Consumer Products 3.9% Tech 9% 9%

9% 9%

Financial Financial Financial Services -3.9% Services Services

7% Retail Pharma &

Retail 8% 9.0%

     6% Healthcare 6%

     Food & Pharma & T&E 2.6% Beverage Food & Pharma & Health 13% Beverage Health 9% Retail 6.4% 13% 10% Technology 5.5%

Other Other Telecom 5.9% 24% 25% Other Industries -1.9%

October 15, 2013 13

Cash Flow Performance

Nine Months Ended September 30 2013 2012

Net Income $ 771.2 $ 773.9

Depreciation and Amortization Expense 212.9 210.6

Share-Based Compensation Expense 64.9 63.1

Other Non-Cash Items to Reconcile to Net Cash Provided by Operating

(34.9) (81.6)

Activities, net

Free Cash Flow (a) $ 1,014.1 $ 966.0

Additional information regarding our cash flows can be found in our condensed cash flow statement on page 23.

(a) The Free Cash Flow amounts presented above are non-GAAP financial measures. See page 30 for the definition of these measures and page 26 for the reconciliation of the non-GAAP measures.

October 15, 2013 14

Cash Flow Performance

Nine Months Ended September 30 2013 2012

Free Cash Flow (a) $ 1,014.1 $ 966.0 Primary Uses of Cash:

Dividends (b) 212.6 235.4

Dividends paid to Noncontrolling Interest Shareholders 81.1 78.9

Capital Expenditures 123.3 158.7 Acquisitions and Payments for Additional Interest in Controlled Subsidiaries including Contingent Purchase Price Payments, net of 89.1 158.7 Proceeds from Sale of Investments Stock Repurchases, net 492.3 714.2

Primary Uses of Cash (a) 998.4 1,345.9 Net Free Cash Flow (a) $ 15.7 $ (379.9)

Additional information regarding our cash flows can be found in our condensed cash flow statement on page 23.

(a) The Free Cash Flow, Primary Uses of Cash and Net Free Cash Flow amounts presented above are non-GAAP financial measures. See page 30 for the definition of these measures and page 26 for the reconciliation of non-GAAP measures.

(b) In December 2012, the Company paid its fourth quarter dividend, which historically was paid during January. As a result, there were only two dividend payments in the first nine months of 2013. However the dividends paid in 2013 reflect an increase in the quarterly dividend payment to 40 cents per share versus 30 cents per share in 2012.

The Company expects that there will be three dividend payments in 2013.

October 15, 2013 15

Current Credit Picture

Twelve Months Ended September 30 2013 Reported 2012 Reported

EBITDA (a) $ 2,107.2 $ 2,024.4

Gross Interest Expense 198.1 169.8 EBITDA / Gross Interest Expense 10.6 x 11.9 x Total Debt / EBITDA 1.9 x 2.2 x Net Debt (b) / EBITDA 1.2 x 1.2 x

Debt

Bank Loans (Due Less Than 1 Year) $ 19 $ 11 CP & Borrowings Issued Under Revolver - -Convertible Notes (c) 253 660 Senior Notes (c) 3,750 3,750 Other Debt 32 41

Total Debt $ 4,054 $ 4,462

Cash and Short Term Investments 1,534 1,973

Net Debt (b) $ 2,520 $ 2,489

(a) EBITDA is a non-GAAP financial measure. See page 30 for the definition of this measure and page 25 for the reconciliation of non-GAAP measures. (b) Net Debt is a non-GAAP financial measure. See page 30 for the definition of this measure.

(c) See pages 20 and 21 for additional information on our Convertible Notes and Senior Notes.

October 15, 2013 16

Historical Returns

Return on Invested Capital (ROIC) (a) :

Twelve Months Ended September 30, 2013 16.7%

Twelve Months Ended September 30, 2012 15.7%

Return on Equity (b):

Twelve Months Ended September 30, 2013 29.8%

Twelve Months Ended September 30, 2012 28.3%

(a) Return on Invested Capital is After Tax Reported Operating Income (a non-GAAP measure – see page 30 for the definition of this measure and page 26 for the reconciliation of non-GAAP measures) divided by the average of Invested Capital at the beginning and the end of the period (book value of all long-term liabilities and short-term interest bearing debt plus shareholders’ equity less cash, cash equivalents and short term investments).

(b) Return on Equity is Reported Net Income for the given period divided by the average of shareholders’ equity at the beginning and end of the period.

October 15, 2013 17

Net Cash Returned to Shareholders through Dividends and Share Repurchases

Omnicom’s Revenues and Net Income has doubled since 2002(a). From 2002 through Q3 2013, Omnicom effectively distributed 100% of Net Income to shareholders through Dividends and Share Repurchases.

12.0

10.0 $9.79

8.0

Billions $7.31

6.0

In $

4.0

     $2.48 2.0

-

     2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 YTD Cumulative Dividends Paid

Cumulative Cost of Net Shares Repurchased, defined as payments for repurchases of common stock less proceeds from stock plans Cash Returned to Shareholders, defined as the sum of Cumulative Dividends paid and Cumulative Cost of Net Shares Repurchased Cumulative Net Income - Omnicom Group Inc.

(a) Omnicom Revenue increased from $6.9 billion to $14.2 billion and Net Income increased from $455 million to $998 million in 2002 and 2012, respectively.

October 15, 2013 18

Supplemental Financial Information

October 15, 2013 19

Omnicom Debt Structure

Bank Loans $19

     2032 Convert $253

2016 Senior Notes $1,000

2022 Senior Notes $1,250

2019 Senior Notes $500

2020 Senior Notes $1,000

The above chart sets forth Omnicom’s debt outstanding at September 30, 2013. The amounts reflected above for the 2016, 2019, 2020 and 2022 Senior Notes represent the principal amount of these notes at maturity on April 15, 2016, July 15, 2019, August 15, 2020 and May 1, 2022, respectively.

October 15, 2013 20

Omnicom Debt Maturity Profile

     2022 Senior Notes $1,250

     2016 2020 Senior Notes Senior Notes $1,000

$750

     2019 Senior Notes $500

     2032 Convert $250

     Other Borrowings $0

Our 2032 Convertible Notes are putable on July 31, 2014 and annually in July thereafter until maturity.

Other borrowings at September 30, 2013 include short-term borrowings of $19 million which are due in less than one year. For purposes of this presentation we have included these borrowings as outstanding through October 2016, the date of expiration of our five-year credit facility.

October 15, 2013 21

2013 Acquisition Related Expenditures

Year to Date

Acquisitions of Businesses and Affiliates (a) $ 12.0 Additional Interest in Controlled Subsidiaries (b) 11.0 Earn-outs on acquisitions completed prior to January 1, 2009 (c) 14.5 Earn-outs on acquisitions completed after January 1, 2009 (c) 68.9

Total Acquisition Expenditures(d) $ 106.4

(a) Includes acquisitions of a majority interest in agencies resulting in their consolidation, including additional interest in existing affiliate agencies resulting in majority ownership. (b) Includes the acquisition of additional equity interests in already consolidated subsidiary agencies which are recorded to Equity – Noncontrolling Interest.

(c) Includes additional consideration paid for acquisitions completed in prior periods. (d) Total Acquisition Expenditures figure is net of cash acquired.

October 15, 2013 22

Condensed Cash Flow

     Nine Months Ended September 30 2013 2012 Net Income $ 771.2 $ 773.9

Share-Based Compensation Expense 64.9 63.1 Depreciation and Amortization 212.9 210.6 Other Non-Cash Items to Reconcile to Net Cash Provided by Operating Activities, net (34.9) (81.6) Changes in Operating Capital (654.2) (665.9)

Net Cash Provided By Operating Activities 359.9 300.1

Capital Expenditures (123.3) (158.7) Acquisitions, net of Proceeds from Sale of Investments (9.2) (108.9)

Net Cash Used in Investing Activities (132.5) (267.6)

Dividends (212.6) (235.4)

Dividends paid to Noncontrolling Interest Shareholders (81.1) (78.9) Repayment of Convertible Debt (406.7) -Proceeds from Short-term & Long-term Debt, net 12.6 1,274.6 Stock Repurchases, net of Proceeds from Stock Plans and Excess Tax Benefit from Stock Plans (492.3) (714.2) Payments for Additional Interest in Controlled Subsidiaries (11.0) (19.2) Contingent Purchase Price Payments (68.9) (30.6) Other Financing Activities, net (24.3) (86.9)

Net Cash (Used in)/Provided by Financing Activities (1,284.3) 109.4 Effect of exchange rate changes on cash and cash equivalents (99.9) 33.2 Net (Decrease)/Increase in Cash and Cash Equivalents $ (1,156.8) $ 175.1

October 15, 2013 23

Reconciliation of Non-GAAP Measures

Third Quarter

     2013 Merger 2013 Reported Expenses Non GAAP (a) EBITA $ 405.2 $ 28.1 $ 433.3

Operating Income 379.4 28.1 407.5 Income Tax Expense 116.2 6.4 122.6 Net Income - Omnicom Group Inc. 196.0 21.7 217.7 Net Income allocated to participating securities 4.8 0.6 5.4 Net Income available for common shares 191.2 21.1 212.3

EPS - Diluted $ 0.74 $ 0.08 $ 0.82

Year to Date

     2013 Merger 2013 Reported Expenses Non GAAP (a) EBITA $ 1,350.5 $ 28.1 $ 1,378.6 Operating Income 1,274.2 28.1 1,302.3

Income Tax Expense 388.9 6.4 395.3 Net Income - Omnicom Group Inc. 690.7 21.7 712.4 Net Income allocated to participating securities 18.1 0.6 18.7 Net Income available for common shares 672.6 21.1 693.7

EPS - Diluted $ 2.58 $ 0.08 $ 2.66

The above table reconciles our reported 2013 reported results to the "2013 Non GAAP" amounts, which are non-GAAP financial measures. These measures exclude expenses incurred in connection with Omnicom’s proposed merger with Publicis Groupe, S.A., and are comprised primarily of professional fees. We believe that investors should consider the "Non GAAP" measures as they are indicative of our ongoing performance and reflect how management evaluates our operational results. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

October 15, 2013 24

Reconciliation of Non-GAAP Measures

	3 Months Ended September 30		12 Months Ended September 30	
	2013 Reported	2012 Reported	2013 Reported	2012 Reported
Revenue	$ 3,490.5	$ 3,406.6	$ 14,471.0	$ 14,127.7
Operating Expenses, excluding Depreciation and Amortization	3,040.1	2,947.4	12,363.8	12,103.3
EBITDA	450.4	459.2	2,107.2	2,024.4
Depreciation	45.2	44.6	182.8	181.8
Add: Acquisition Expenses	28.1	-	28.1	-
EBITA excluding acquisition expenses	433.3	414.6	1,952.5	1,842.6
Acquisition Expenses	28.1	-	28.1	-
EBITA	405.2	414.6	1,924.4	1,842.6
Amortization of Intangibles	25.8	27.3	102.2	99.0
Operating Income	379.4	387.3	1,822.2	1,743.6
Net Interest Expense	42.8	40.3	164.9	134.6
Income Before Tax	336.6	347.0	1,657.3	1,609.0
Taxes	116.2	118.7	526.2	546.7
Income from Equity Method Investments	4.3	5.3	(16.3)	18.8
Net Income	224.7	233.6	1,114.8	1,081.1
Less: Net Income Attributed to Noncontrolling Interests	28.7	29.7	117.0	118.0
Net Income - Omnicom Group	$ 196.0	$ 203.9	$ 997.8	$ 963.1

The above reconciles EBITDA & EBITA, excluding merger expenditures and EBITA to the GAAP financial measures for the periods presented.

EBITDA, EBITA and EBITA excluding acquisition expenses incurred primarily in connection with Omnicom's proposed merger with Publicis are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. Our credit facility defines EBITDA as earnings before deducting interest expense, income taxes, depreciation and amortization. Our credit facility uses EBITDA to measure our compliance with covenants, such as interest coverage and leverage ratios, as presented on page 16 of this presentation.

OmnicomGroup October 15, 2013 25

Reconciliation of Non-GAAP Measures

     Nine Months Ended September 30 2013 2012 Net Free Cash Flow $ 15.7 $ (379.9) Cash Flow items excluded from Net Free Cash Flow:

Changes in Operating Capital (654.2) (665.9) Repayment of Convertible Debt (406.7) -Proceeds from Short-term & Long-term Debt, net 12.6 1,274.6 Other Financing Activities, net (24.3) (86.9) Effect of exchange rate changes on cash and cash equivalents (99.9) 33.2

Net (Decrease)/Increase in Cash and Cash Equivalents $ (1,156.8) $ 175.1

     Twelve Months Ended September 30 2013 2012 Reported Operating Income $ 1,822.2 $ 1,743.6

Effective Tax Rate for the applicable period 31.7% 34.0% Income Taxes on Reported Operating Income 577.6 592.8

After Tax Reported Operating Income $ 1,244.6 $ 1,150.8

October 15, 2013 26

Supplemental Information

     Third Quarter Year to Date 2013 2012 2013 2012

% %

Reported Reported Reported Reported

Operating expenses:

Salary and service costs $ 2,579.2 $ 2,515.8 2.5% $ 7,711.5 $ 7,491.5 2.9%

Office and general expenses:

Amortization of Intangibles 25.8 27.3 76.3 75.2

Depreciation 45.3 44.7 136.6 135.4

Merger expenses (a) 28.1 - 28.1 -

Other office and general expenses 432.7 431.5 0.3% 1,299.7 1,316.5 -1.3% Total office and general expenses 531.9 503.5 1,540.7 1,527.1

Total operating expenses $ 3,111.1 $ 3,019.3 3.0% $ 9,252.2 $ 9,018.6 2.6%

Net Interest expense:

Interest expense $ 50.5 $ 47.8 $ 148.8 $ 130.3

Interest income 7.7 7.5 24.2 26.0

Net Interest expense $ 42.8 $ 40.3 6.2% $ 124.6 $ 104.3 19.5%

(a) Merger expenses relate to costs incurred in connection with Omnicom’s proposed merger with Publicis Groupe, S.A. and are comprised primarily of professional fees.

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Third Quarter Acquisition

Founded in 2006, Bruce Clay Australia is a leading performance marketing agency, specializing in search engine optimization, website analytics, conversion rate optimization, social media marketing and design and information architecture.

Located in Sydney, Bruce Clay Australia will be merged with current search operations in Australia to form Resolution Media Australia within the Omnicom Media Group network.

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Third Quarter Acquisition

HDI Youth Marketeers is a specialty marketing agency based in South Africa. It was established in 1996 and is a brand connections specialist focusing on youth marketing, utilizing its own proprietary platforms for campaigns that connect clients to youth consumers for the mutual benefit of both.

Headquartered in Johannesburg, South Africa, HDI Youth Marketeers will operate within the TBWA South Africa group of the TBWA\Worldwide network.

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Disclosure

The preceding materials have been prepared for use in the October 15, 2013 conference call on Omnicom’s results of operations for the period ended September 30, 2013. The call will be archived on the Internet at http://www.omnicomgroup.com/financialwebcasts.

Forward-Looking Statements

Certain of the statements in this presentation constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties, including those that are described in our 2012 Annual Report of Form 10-K under Item 1A - Risk Factors and Item 7 -Management’s Discussion and Analysis of Financial Condition and Results of Operations, include, but are not limited to, our future financial position and results of operations, global economic conditions, losses on media purchases and production costs incurred on behalf of clients, reductions in client spending and/or a slowdown in client payments, competitive factors, changes in client communication requirements, managing conflicts of interest, the hiring and retention of personnel, maintaining a highly skilled workforce, our ability to attract new clients and retain existing clients, reliance on information technology systems, changes in government regulations impacting our advertising and marketing strategies, conditions in the credit markets, risks associated with assumptions we make in connection with our critical accounting estimates and legal proceedings, and our international operations, which are subject to the risks of currency fluctuations and foreign exchange controls. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are our present expectations. Actual events or results may differ. We undertake no obligation to update or revise any forward-looking statement, except as required by law.

Non-GAAP Financial Measures

We present financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and adjustments to the GAAP presentation (“Non-GAAP”), which we believe are meaningful for understanding our performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. We provide a reconciliation of non-GAAP measures to the comparable GAAP measures on pages 24, 25 and 26.

The non-GAAP measures used in this presentation include the following:

2013 Non GAAP figures. These amounts exclude expenses incurred (and the associated impact on income taxes and net income) in connection with Omnicom’s proposed merger with Publicis Groupe, S.A., and are comprised primarily of professional fees. We believe that this “Non GAAP” presentation allows for a more meaningful understanding of our performance.

Net Free Cash Flow, defined as Free Cash Flow (defined below) less the Primary Uses of Cash (defined below). Net Free Cash Flow is one of the metrics used by us to assess our sources and uses of cash and was derived from our consolidated statements of cash flows. We believe that this presentation is meaningful for understanding our primary sources and primary uses of that cash flow. Free Cash Flow, defined as net income plus depreciation, amortization, share based compensation expense less other non-cash items to reconcile to net cash provided by operating activities. Primary Uses of Cash, defined as dividends to common shareholders, dividends paid to non-controlling interest shareholders, capital expenditures, cash paid on acquisitions, payments for additional interest in controlled subsidiaries and stock repurchases, net of the proceeds and excess tax benefit from our stock plans, and excludes changes in working capital and other investing and financing activities, including commercial paper issuances and redemptions used to fund working capital changes.

EBITDA, defined as operating income before interest, taxes, depreciation and amortization. We believe EBITDA is meaningful because the financial covenants in our credit facilities are based on EBITDA.

EBITA, defined as operating income before interest, taxes and amortization. We use EBITA as an additional operating performance measure, which excludes acquisition-related amortization expense, because we believe that EBITA is a useful measure to evaluate the performance of our businesses.

Net Debt, defined as total debt less cash, cash equivalents and short-term investments. We believe net debt, together with the comparable GAAP measures, reflects one of the metrics used by us to assess our cash management.

After Tax Reported Operating Income, defined as reported operating income less income taxes calculated using the effective tax rate for the applicable period.

Other Information

All dollar amounts are in millions except for per share amounts and figures shown on pages 3, 6 and 24. The information contained in this document has not been audited, although some data has been derived from Omnicom’s historical financial statements, including its audited financial statements. In addition, industry, operational and other non-financial data contained in this document have been derived from sources that we believe to be reliable, but we have not independently verified such information, and we do not, nor does any other person, assume responsibility for the accuracy or completeness of that information. Certain amounts in prior periods have been reclassified to conform to our current presentation.

The inclusion of information in this presentation does not mean that such information is material or that disclosure of such information is required.

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